Exhibit 1.1

ARBOR REALTY TRUST, INC.

AMENDMENT NO. 1 TO

EQUITY DISTRIBUTION AGREEMENT

August 10, 2016

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated February 13, 2014 (the “Agreement”), between JMP Securities LLC (“JMP”) and Arbor Realty Trust, Inc., a Maryland corporation (the “Company”) and Arbor Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), pursuant to which the Company agreed to sell through JMP as placement agent, up to 7,500,000 shares of common stock, par value $0.01 per share, of the Company.  All capitalized terms used in this Amendment No. 1 (this “Amendment”) to the Agreement between JMP, the Company and the Operating Partnership and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.  JMP, the Company and the Operating Partnership agree as follows:

A.            Amendments to Agreement.  The Agreement is amended as follows:

1.                                      The first sentence of the first paragraph of Section 1 of the Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, up to 7,500,000 shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  Such amount of Securities available for offer and sale are in addition to any offers and sales of Securities made prior to the date hereof under the Prospectus Supplement filed by the Company and effective on February 14, 2014.”

2.                                      The first sentence of the second paragraph of Section 1 of the Agreement is hereby deleted and replaced with the following:

“The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-212554), including a base prospectus, relating to certain securities, including the Securities to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”).”

3.                                      Section 7(p) of the Agreement is amended by deleting the words “Hunton & Williams LLP” and replacing them with “Cooley LLP.”

4.                                      Section 9(a) of the Agreement is amended by deleting the words “Hunton & Williams LLP” and replacing them with “Cooley LLP.”

5.                                      Section 13 of the Agreement is amended by deleting the words “Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, 23219-4074, Attention: Daniel M. LeBey” and replacing them with “Cooley LLP, 1114 Avenue of the Americas, New York, NY 10036, Facsimile: (212) 479-6275, Attention: Daniel I. Goldberg”.

6.                                      The third sentence of the form of Officer Certificate attached as Exhibit G is amended to add the words “, as amended on August 10, 2016” immediately after “February 13, 2014”. The last sentence of the form of Officer Certificate attached as Exhibit G is amended to delete the words “Hunton & Williams LLP” and replace them with “Cooley LLP”.

B.            Prospectus Supplement.  The Company shall file a 424(b) Prospectus Supplement reflecting this Amendment within two Business Days of the date hereof.

C.            No Other Amendments.  Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D.            Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E.             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ARBOR REALTY TRUST, INC.

By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	CFO

ARBOR REALTY LIMITED PARTNERSHIP

By:	Arbor Realty GPOP, Inc., its General Partner

By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	CFO

ACCEPTED as of the date first above written:

JMP SECURITIES LLC

By:	/s/ Thomas Kilian
	Name:	Thomas Kilian
	Title:	Managing Director
Chief Operating Officer — Investment
Banking